EXHIBIT 99.1

                                                       For Release: Immediately
                                         Contact: Michael F.  Loy (713-965-0520)

                    HOMEUSA, INC. SIGNS DEFINITIVE AGREEMENT
                  TO BE ACQUIRED BY FLEETWOOD ENTERPRISES, INC.

         HomeUSA, Inc. (NYSE:HSH) today announced that it has entered into a definitive agreement to be acquired by Fleetwood Enterprises, Inc. (NYSE:FLE), a leading manufacturer of manufactured homes. Under the agreement, each share of HomeUSA common stock will be converted into the right to receive $10.25, payable at the election of the holder in cash or Fleetwood common stock, for an aggregate purchase price of approximately $162 million. The Fleetwood stock will be valued at an average price prior to the closing and the aggregate cash payment by Fleetwood will not exceed 49% of the total purchase price. The acquisition is expected to close in approximately four months, subject to certain conditions including approval by HomeUSA shareholders. Fleetwood and HomeUSA also have agreed in principle that HomeUSA will develop and construct new retail outlets for Fleetwood in the period preceding the closing on a fee basis.

         HomeUSA is a leading national retailer distributor of manufactured homes, which in the United States is a $14 billion industry with more than 6,000 participants. HomeUSA was founded in 1996 to pursue opportunities in the consolidation of manufactured housing retailers. Its nine founding companies had 1996 pro forma revenues of $202.3 million and 1996 pro forma net income of $6.9 million and include Universal Housing, Jackson, Tennessee; AAA Homes, Hattiesburg, Mississippi; Patrick Home Center, Corinth, Mississippi; McDonald Homes, Tulsa, Oklahoma; Mobile World, San Antonio, Texas; First American Homes, Dothan, Alabama; Cooper's Mobile Homes, Wenatchee, Washington; Home Folks Housing Center, Owensboro, Kentucky; and WillMax Homes, Colorado Springs, Colorado.

         "Combining HomeUSA's significant retail distribution capacity and acquisition and "greenfield" development infrastructure with Fleetwood's tremendous manufacturing abilities will result in a strong integrated manufacturing and retailing organization," stated Cary N. Vollintine, Chief Executive Officer of HomeUSA. "This is a significant step in the development of HomeUSA."

         This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control which may cause the actual results, performance or achievement of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the company's periodic filings with the Securities and Exchange Commission.

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